Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com

AAR REPORTS FIRST QUARTER FISCAL YEAR 2011 RESULTS

•            First quarter sales of $412 million, up 21% year-over-year and 11% sequentially

•            Diluted earnings per share of $0.35, up 30% year-over-year and 21% sequentially

WOOD DALE, ILLINOIS (September 15, 2010) — AAR (NYSE: AIR) today reported fiscal year 2011 first quarter consolidated sales of $412.2 million and net income of $13.7 million, or diluted earnings per share of $0.35. During the first quarter of the prior fiscal year, the Company reported sales of $341.5 million and net income of $10.2 million, or diluted earnings per share of $0.27.

Sales to government and defense customers increased 45% over last year and were driven from sales at Aviation Worldwide Services (AWS), which was acquired in the fourth quarter of fiscal 2010, and growth at the Company’s defense logistics business. Sales to commercial customers were flat versus a year ago. On a consolidated basis, organic sales growth was 2% compared to the prior year period.

Following are the first quarter highlights for each segment:

Aviation Supply Chain — Sales were $108.1 million versus $110.6 million in the prior year. Prior year’s sales in this segment included a $5.3 million sale of the Company’s interest in an aircraft leveraged lease. Gross profit was $20.1 million compared to $16.0 million in the prior year, and the gross profit margin was 18.6% compared to 14.4%. Prior year’s gross profit was unfavorably impacted by the sale of the interest in the aircraft leveraged lease.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

On a sequential basis, sales and gross profit increased 5% and 18%, respectively, as sales in the Company’s aftermarket parts business improved reflecting a modest recovery in the commercial market, as well as the Company’s industry leading position.

Government and Defense Services — Sales were $129.3 million versus $36.7 million last year. Gross profit was $23.0 million compared to $7.7 million in the prior year, and the gross profit margin was 17.8% compared to 21.0%.  On a sequential basis, sales and gross profit increased 61% and 36%, respectively.

The increase in sales was largely driven by revenue from AWS, which was acquired in April 2010, as well as growth in the Company’s defense logistics business due to the ramp up of the KC-10 program. The decline in the gross profit margin was due to lower margins at the defense logistics business.

During the first quarter, AWS added five aircraft to its fleet to support recently awarded contracts. Four of these five aircraft were deployed during the first quarter and contributed to first quarter results, and the fifth aircraft is expected to be deployed in the second quarter.

Maintenance, Repair and Overhaul (MRO) — Sales were $76.8 million versus $79.2 million last year. Gross profit was $10.1 million compared to $10.5 million in the prior year, and the gross profit margin was 13.2% compared to 13.3%. On a sequential basis, sales and gross profit declined 4% and 5%, respectively. Based on aircraft currently in the Company’s hangars and customer commitments for heavy maintenance checks, the Company expects year-over-year and sequential sales and margin growth in the MRO segment in the second quarter of this fiscal year.

Structures and Systems — Sales were $98.0 million versus $114.9 million last year. Gross profit was $17.6 million compared to $19.8 million in the prior year, and the gross profit margin was 18.0% compared to 17.2%.  On a sequential basis, sales and gross profit declined 10% and 20%, respectively. The decrease in sales and gross profit was due to the expected decline at the Company’s mobility products business.

Operating income margin improved to 6.8% in the first quarter from 5.0% last year and 6.4% in the fourth quarter. Selling, general and administrative expenses improved as a percentage of sales to 10.4% compared to 10.8% in the prior year, and 11.5% in the fourth quarter.

The Company generated $7.2 million in cash flow from operations during the first quarter while investing in inventory and rotable spares to support future growth. Net interest expense increased $1.0 million year-over-year, principally due to an increase in average outstanding borrowings compared to a year ago, as well as non-cash interest expense on the Company’s outstanding convertible notes. The effective income tax rate increased to 35.0% during the first quarter from 23.0% a year ago as the prior year’s effective tax rate benefited from the tax impact of the sale of the Company’s interest in the aircraft leveraged lease.

During the first quarter, the Company purchased 150,000 shares of its common stock on the open market pursuant to a Board of Directors stock repurchase authorization, at an average acquisition price of $16.92. There are approximately one million shares remaining under the current stock repurchase authorization. Additionally, the Company retired $6 million par value of its 2.25% convertible notes for approximately $4.7 million in cash. The resulting gain on extinguishment of debt, after applying the provisions of the accounting standards for convertible debt, was $0.1 million.

“We are encouraged by our first quarter results and believe they reflect the early stages of recovery in demand for commercial aviation products and services. As the commercial market recovery continues to develop, we expect that our financial results will continue to improve,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.

Storch continued, “We are also pleased with the results of AWS which is performing ahead of plan. This acquisition allows us to achieve a more strategic balance between products and services offered to our government and defense customers. During the first quarter, in this business we made additional investments in new aircraft to support recent contract awards and in rotable spares to improve the operational readiness of the existing fleet.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and government/defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government/defense customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on September 16, 2010. The conference call can be accessed by calling 866-802-4321 from inside the U.S. or 703-639-1318 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1479894) from 11:30 a.m. CDT on September 16, 2010 until 11:59 p.m. CDT on September 23, 2010.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2010 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations	Three Months Ended August 31,
(In thousands except per share data - unaudited)	2010	2009

Sales	$412,197	$341,523
Cost and expenses:
Cost of sales	341,309	287,500
Selling, general and administrative	42,705	36,892

Earnings from aircraft joint ventures	28	83

Operating income	28,211	17,214

Gain on extinguishment of debt	97	913

Interest expense	7,431	6,557
Interest income	160	316

Income from continuing operations before income taxes	21,037	11,886
Income tax expense	7,363	2,728
Net income attributable to AAR and noncontrolling interest	13,674	9,158
Loss attributable to noncontrolling interest	—	1,046
Net income attributable to AAR	$13,674	$10,204

Share Data:
Earnings per share - Basic:
Earnings per share — Basic	$0.36	$0.27

Earnings per share — Diluted:
Earnings per share — Diluted	$0.35	$0.27

Average shares outstanding — Basic	38,411	38,090
Average shares outstanding — Diluted	42,854	42,574

Consolidated Balance Sheet Highlights (In thousands except per share data - unaudited)	August 31, 2010	May 31, 2010

Cash and cash equivalents	$52,155	$79,370
Current assets	872,263	863,429
Current liabilities (excluding debt accounts)	233,355	224,717
Net property, plant and equipment	250,492	224,866
Total assets	1,532,733	1,501,042
Total recourse debt	429,876	419,732
Total non-recourse obligations	17,101	17,292
Stockholders’ equity	759,659	746,350
Book value per share	$19.15	$18.90
Shares outstanding	39,663	39,484

Sales By Business Segment	Three Months Ended August 31,
(In thousands)	2010	2009
Aviation Supply Chain	$108,070	$110,637
Government and Defense Services	129,330	36,743
Maintenance, Repair & Overhaul	76,819	79,217
Structures and Systems	97,978	114,926
	$412,197	$341,523

Gross Profit by Business Segment	Three Months Ended August 31,
(In thousands)	2010	2009
Aviation Supply Chain	$20,127	$15,965
Government and Defense Services	23,022	7,705
Maintenance, Repair & Overhaul	10,107	10,539
Structures and Systems	17,632	19,814
	$70,888	$54,023

Diluted Earnings Per Share Calculation	Three Months Ended August 31,
(In thousands except per share data)	2010	2009
Net income as reported	$13,674	$10,204
Add: After-tax interest on convertible debt	1,371	1,288
Net income for diluted EPS calculation	$15,045	$11,492

Diluted shares outstanding	42,854	42,574

Diluted earnings per share	$0.35	$0.27

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliations of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company believes that the adjusted sales growth for the three months ended August 31, 2010 is more representative of the Company’s and the Government and Defense Services Segment’s organic sales growth as it excludes sales related to acquisitions.

AAR CORP.	Three Months Ended August 31,
(In thousands)	2010	2009

Sales as reported	$412,197	$341,523
Less: sales from acquisitions	65,269	—
Adjusted sales	$346,928	$341,523

Sales growth as reported	21%

Organic sales growth	2%